Exhibit 5.1

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
T 650.833.2000
F 650.833.2001
www.dlapiper.com

August 14, 2014

Selectica, Inc.

2121 South El Camino Real, 10th Floor

San Mateo, CA 94403

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to Selectica, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,561,128 shares of common stock, par value $0.0001 per share, of the Company, plus an indeterminate number of shares of common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act, (collectively, the “Shares”), which may be offered and sold by the selling stockholders named in the Registration Statement.

In connection with the foregoing, we have reviewed the Company’s Second Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, as amended, Certificate of Designations, Preferences and Rights of Series E Preferred Stock (the “Certificate of Designation”), and such other charter documents and have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that (i) the Shares have been duly and validly authorized and reserved for issuance and (ii) the Shares issuable upon conversion of the Company’s Series E Convertible Preferred Stock and upon exercise of the warrants to purchase shares of common stock held by the selling stockholders, when issued upon (a) such conversion in accordance with the Certificate of Designation or (b) such exercise in accordance with the terms of the warrants, in each case will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim, any obligation to advise the Company or anyone else of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)